EXHIBIT 10.17

CNA SUPPLEMENTAL EXECUTIVE SAVINGS
AND CAPITAL ACCUMULATION PLAN

Restated as of January 1, 2003

CNA SUPPLEMENTAL EXECUTIVE SAVINGS
AND CAPITAL ACCUMULATION PLAN

TABLE OF CONTENTS

ARTICLE I GENERAL PROVISIONS		1
1.1	Purpose	1
1.2	Effective Date	1
1.3	Company and Employers	1
1.4	Plan Year	1
1.5	Definitions and Rules of Construction	1

ARTICLE II ELIGIBILITY AND BENEFITS		4
2.1	Eligibility	4
2.2	Elective Deferrals	4
2.3	Employer Contributions	5
2.4	Earnings	6
2.5	Vesting	7
2.6	Time and Form of Payment	7
2.7	Death Benefits	7

ARTICLE III PAYMENT OF BENEFITS		8
3.1	Source of Payment	8
3.2	Establishment of Trust	8
3.3	Withdrawals for Financial Emergency	8
3.4	Withholding and Payroll Taxes	9
3.5	Payment on Behalf of Disabled or Incompetent Persons	9
3.6	Missing Participants or Beneficiaries	9

ARTICLE IV ADMINISTRATION		10
4.1	Plan Administrator	10
4.2	Administrator’s Powers	10
4.3	Binding Effect of Rulings	11
4.4	Claims Procedure	11
4.5	Indemnity	13

ARTICLE V AMENDMENT AND TERMINATION OF PLAN		14
5.1	Amendment	14
5.2	Termination	14

ARTICLE VI MISCELLANEOUS		15
6.1	Status of Plan	15
6.2	Nonassignability	15
6.3	No Contract of Employment	15
6.4	Participant Litigation	15

6.5	Participant and Beneficiary Duties	16
6.6	Governing Law	16
6.7	Validity	16
6.8	Notices	16
6.9	Successors	16

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CNA SUPPLEMENTAL EXECUTIVE SAVINGS
AND CAPITAL ACCUMULATION PLAN

ARTICLE I
GENERAL PROVISIONS

                       1.1 Purpose. The purpose of this CNA Supplemental Executive Savings and Capital Accumulation Plan (the “Plan”) is to enable selected Employees and former senior Employees of CNA Financial Corporation (the “Company”) or its subsidiaries (the “Employers”) to elect to defer additional compensation, and receive additional matching and other employer contributions, to compensate them for the limitations imposed upon their benefits under the CNA Savings and Capital Accumulation Plan in order to comply with the requirements of the Internal Revenue Code (the “Code”), and also to permit the Employers to provide additional amounts of deferred compensation for other key Employees and former Employees. The Plan was originally adopted jointly by the Company and Continental Casualty Corporation, one of the Employers, effective as of January 1, 1987, under the name of the CNA Employees’ Supplemental Savings Plan, and has been amended from time to time.

                       1.2 Effective Date. The Plan was originally effective as of January 1, 1987. This amendment and restatement of the Plan shall be effective as of January 1, 2003. Except as otherwise explicitly provided below, the rights of a Participant whose employment terminated, or who otherwise became entitled to receive benefits, under the Plan prior to January 1, 2003, shall be determined under the terms of the Plan as in effect at such time.

                       1.3 Company and Employers. The Plan is adopted for the benefit of selected Employees and former Employees of the Company and the Employers. As of the effective date of this restatement, Continental Casualty Company is the only Employers other than the Company participating in the Plan. The Administrator may permit any other company that is an affiliate or subsidiary of the Company to participate in the Plan in such manner as the Administrator may determine. Each Employer is liable for the payment of benefits to a Participant that is or was an Employee of such Employer. The Company is the sponsor of the Plan for purposes of ERISA and the issuer of all interests in the Plan for securities laws purposes.

                       1.4 Plan Year. The Plan Year of the Plan shall coincide with the calendar year, except as the Administrator shall otherwise determine.

                       1.5 Definitions and Rules of Construction. As used in this Plan, certain capitalized terms shall have the meanings set forth below. Capitalized terms not defined herein shall have the meaning set forth in the S-CAP, if applicable. Nouns and pronouns which are of one gender shall be construed to include all genders, and the singular shall include the plural and vice-versa, except as the context otherwise clearly requires. Article and Section headings are for ease of reference only and shall have no substantive meaning.

                       (a) “Account” means the separate bookkeeping account maintained on the books of a Participant’s Employer to reflect the amount owed to him pursuant to this Plan. Each Account shall be divided into the following subaccounts:

(i)	The Deferred Account shall include the amounts deferred by the Participant pursuant to Section 2.2 and the income attributable thereto.

(ii)	The Matching Account shall include any amounts credited to the Participant pursuant to Section 2.3(a) or (b) and the income attributable thereto.

(iii)	The Employer Account shall include any amounts credited to the Participant pursuant to Section 2.3(c) and the income attributable thereto.

The Administrator may establish additional subaccounts within a Participant’s Account, or may combine two or more subaccounts. The term “Account”, when not otherwise specified, shall refer collectively to all of the subaccounts comprising a Participant’s Account. If a Participant participates in the Plan both as an Employee and subsequently as a former Employee, he shall have two separate Accounts, and any election made by him with respect to one Account shall have no effect on the other Account.

                       (b) “Administrator” means the Company or such other person as the Company shall designate pursuant to Section 4.1.

                       (c) “Beneficiary” means the person or persons designated to receive the Participant’s Account in the event of his death pursuant to Section 2.7.

                       (d) “Board” means the Board of Directors of the Company.

                       (e) “Choice 2 Participant” means a Participant who is treated as a “Choice 2 Participant” under the S-CAP.

                       (f) “Code” means the Internal Revenue Code of 1986, and any treasury regulations, rulings or other authoritative administrative pronouncements interpreting the Code. If any provision of the Code specifically referred to herein is amended or replaced, the reference shall be deemed to be to the provision as so amended, or to the new provision, if such reference is consistent with the purposes of the Plan.

                       (g) “Company” means CNA Financial Corporation, and any successor thereto that assumes the obligations of the Company under this Plan.

                       (h) “Compensation” means Compensation as defined in Section 2.1(j) of the S-CAP for purposes of determining a Participant’s Before-Tax, After-Tax and Matching Contributions, but without regard to any limits on includable compensation imposed by the Tax Limits.

                       (i) “Deferral Agreement” means an agreement between an Active Participant and his Employer specifying that a portion of his Compensation shall be withheld and credited to his Account in the Plan pursuant to Section 2.2, or providing that additional amounts will be credited to his Account pursuant to Section 2.3, or both, and any amendment thereto. To the extent determined by the Administrator, a Deferral Agreement may take the form of an election made by the Participant either in writing or through electronic communications. The term

“Deferral Agreement” may also refer to any provision of an employment, consulting, severance, or other agreement for the performance of services that makes specific reference to this Plan and provides for deferred compensation.

                       (j) “Employee” means any person employed by any Employer and classified as an Employee by such Employer. Except as otherwise provided in Section 2.1(c), the term “Employee” shall not include a person who is retained to provide services for an Employer as an independent contractor, or who provides services for an Employer pursuant to an agreement or understanding, written or unwritten, with a third party that such person shall be treated as an employee of the third party, but who is subsequently determined to be an employee at common law, for purposes of any federal or state tax or employment law, or for any other purpose.

                       (k) “Employer” means the Company and any subsidiary of the Company that adopts the Plan and is the employer or former employer of a Participant.

                       (l) “ERISA” means the Employee Retirement Income Security Act of 1974, and any Labor Department regulations, rulings or other authoritative administrative pronouncements interpreting ERISA. If any provision of ERISA specifically referred to herein is amended or replaced, the reference shall be deemed to be to the provision as so amended, or to the new provision, if such reference is consistent with the purposes of the Plan.

                       (m) “Participant” means an Employee or former key Employee designated to participate in the Plan pursuant to Section 2.1, while he has the right to any benefits under the Plan. Participants are divided in Active Participants and Inactive Participants, as described in Section 2.1, and the term “Participant”, when not modified, shall refer to both Active and Inactive Participants, unless clearly inconsistent with the context.

                       (n) “Plan” means this CNA Supplemental Executive Savings and Capital Accumulation Plan, as amended from time to time.

                       (o) “Retirement Plan Compensation” means Retirement Plan Compensation as defined in the S-CAP for purposes of determining a Choice 2 Participant’s Basic and Performance Contributions, but without regard to any limits on includible compensation imposed by the Tax Limits.

                       (p) “S-CAP” means the CNA Savings and Capital Accumulation Plan, as amended from time to time, and, if appropriate, any new plan adopted by the Company to replace the S-CAP. In the case of a Participant who participates in a plan maintained by his Employer other than the CNA Savings and Capital Accumulation Plan, which plan is qualified under §401(a) of the Code and includes a cash or deferred feature qualified under §401(k) of the Code, the term “S-CAP” with respect to such Participant shall mean such other plan.

                       (q) “Tax Limits” means the limitations imposed on a Participant’s benefits under the Plan to satisfy the requirements of §401(a)(17), §402(g), or §415 of the Code.

ARTICLE II
ELIGIBILITY AND BENEFITS

                       2.1 Eligibility.

                       (a) Only selected management and highly compensated Employees and former Employees who are designated as provided herein shall be eligible to participate in the Plan. The Employees and former Employees who are so designated to participate in the Plan shall be referred to herein as “Active Participants” for so long as they have the right to have additional amounts credited to their Accounts pursuant to Section 2.2 or 2.3. A person who is no longer an Active Participant, but who still has an undistributed Account in the Plan, shall be referred to as an “Inactive Participant.”

                       (b) For years prior to 2003, all Employees who had elected to participate in the S-CAP, and whose benefits under the S-CAP were restricted by the Tax Limits, were automatically eligible to participate in the Plan. Commencing with 2003, only those Employees described in the preceding sentence whose Compensation for the Plan Year exceeds (or, as determined by the Plan Administrator, is expected to exceed) the limitation of Code §401(a)(17) shall automatically be eligible to participate. Notwithstanding the foregoing, the Administrator may, in its sole discretion, determine at any time that any Employee or group of Employees described in the preceding sentences shall no longer be eligible to participate.

                       (c) Any Employer, with the consent of the Administrator, may enter into a Deferral Agreement with a person not described in paragraphs (a) or (b), who may be either an Employee, a former Employee, or a consultant or independent contractor, and such person shall thereby become an Active Participant. To the extent necessary or appropriate, any reference in this Plan to “employment” shall be modified and interpreted in the case of a former Employee or independent consultant in a manner consistent with the intent of the Plan.

                       2.2 Elective Deferrals.

                       (a) Each Active Participant may, for any Plan Year in which he is also a participant in the S-CAP, elect in his Deferral Agreement to accept a reduction in his Compensation from his Employer equal to a whole percentage (not to exceed the maximum percentage described below) of his or her Compensation. For purposes of the preceding sentence, the “maximum percentage” is the highest percentage of Compensation that a participant in the S-CAP would be permitted to defer as Before-Tax Contributions if he were not a Highly Compensated Employee under the provisions of the S-CAP applicable to him for the Plan Year. An Active Participant who does not make a contrary election will be deemed to have elected the same combined Before-Tax and After-Tax Contribution percentage that he has elected (or been deemed to elect) under the S-CAP. For each payroll period that begins while an election is in effect, there shall be withheld from the portion of the Active Participant’s Compensation that exceeds the Tax Limit (determined on a year to date basis) and credited to his Deferral Account an amount equal to the applicable percentage of the Compensation for such payroll period. In addition, there shall also be withheld from the Active Participant’s Compensation and credited to his Deferral Account an amount equal to any Before-Tax or After-

Tax Contribution that was elected under the S-CAP, but cannot be credited to his S-CAP account without exceeding the Tax Limits.

                       (b) Any Employer, with the consent of the Administrator, may enter into a Deferral Agreement with an Active Participant (including but not limited to a person described in Section 2.1(b)) which provides for Compensation to be withheld and credited to the Active Participant’s Deferral Account on a basis different from that described in paragraph (a). Such a Deferral Agreement may provide for the deferral of forms or amounts of compensation different from those defined as Compensation in Section 1.5(h), including payments to a former Employee or independent contractor, in which event such compensation shall be considered Compensation for all purposes of this Plan.

                       (c) All deferral elections shall be made, modified and revoked in accordance with rules established by the Administrator. Amounts deferred pursuant to either paragraph (a) or (b) shall be credited to the Active Participant’s Deferral Account as of the date on which the deferred Compensation would otherwise have been paid. No election, and no provision of any Deferral Agreement, shall permit a Participant to defer Compensation already earned when the election is made.

                       2.3 Employer Contributions.

                       (a) For each payroll period, the Employer of an Active Participant shall credit to the Active Participant’s Matching Account an amount equal to the amount deferred by the Active Participant for such payroll period under Section 2.2 multiplied by the Fixed Matching Contribution percentage applicable to such Active Participant under the S-CAP. The Company shall also credit to the Matching Account of an Active Participant any Fixed Matching Contribution that relates to a Before-Tax or After-Tax Contribution made under the S-CAP, but which Basic Matching Contribution cannot be allocated to such Active Participant’s S-CAP account without exceeding the Tax Limits. The total amount of Basic Matching Contributions credited to an Active Participant’s Matching Account under this Section 2.3 for each Plan Year shall not exceed the excess of 6% the Active Participant’s total Compensation for the Plan Year reduced by all Basic Matching Contributions allocated to his account in the S-CAP for the same Plan Year.

                       (b) In addition to the amounts set forth above, at the end of each Plan Year the Employer of an Active Participant who is a Choice 2 Participant shall credit to the Active Participant’s Matching Account an amount equal to the amount deferred by the Active Participant for the Plan Year pursuant to Section 2.2, multiplied by the Variable Matching Contribution percentage applicable to such Active Participant under the S-CAP. The Company shall also credit to the Matching Account of an Active Participant any Variable Matching Contribution that relates to a Before-Tax or After-Tax Contribution made under the S-CAP, but which Basic Matching Contribution cannot be allocated to such Active Participant’s S-CAP account without exceeding the Tax Limits.

                       (c) In addition to the amounts set forth above, at the end of each Plan Year or pay period, as applicable, the Employer of an Active Participant who is a Choice 2 Participant

shall credit to the Active Participant’s Employer Contribution Account an amount equal to the portion of the Active Participant’s Retirement Plan Compensation that exceeds the Tax Limits multiplied by the applicable Basic and Performance Contribution percentages applicable to such Active Participant under the S-CAP. The Company shall also credit to the Employer Contribution Account of an Active Participant any Basic or Performance Contribution that cannot be allocated to such Active Participant’s S-CAP account without exceeding the Tax Limits.

                       (d) Anything else contained herein to the contrary notwithstanding, the amount credited to an Active Participant’s Matching Account or Employer Contribution Account pursuant to paragraph (a), (b) or (c) for any Plan Year shall not exceed the amount of additional Fixed Matching, Variable Matching, Basic or Performance Contributions, as the case may be, that would have been allocated to the Active Participant’s S-CAP account for the same Plan Year if the Tax Limits did not apply.

                       (e) Any Employer, with the consent of the Administrator, may enter into a employment agreement, or adopt employment policies, with or applicable to an Active Participant (including but not limited to a person described in Section 2.1(b)) which provides for amounts to be credited to the Active Participant’s Matching or Employer Account on a basis different from that described in paragraph (a), (b) or (c). Such an agreement or policy shall specify the basis upon which the amount to be so credited shall be determined, and may also specify a vesting schedule different than that specified in Section 2.5.

                       2.4 Earnings.

                       (a) Except as otherwise provided in paragraph (b), earnings shall be credited to each Participant’s Account at the projected rate of return on the Fixed Income Fund established under the S-CAP. In the event that the Fixed Income Fund is no longer offered as an investment alternative under the S-CAP, the Administrator shall designate a reasonably equivalent investment option under the S-CAP to be used to measure the rate at which earnings shall be credited.

                       (b) At any time after the effective date of this restatement, the Administrator may designate selected mutual funds or other investment media (“funds”), and each Participant shall have the right to have earnings (including realized and unrealized gains and losses) on his or her Account computed as if it had been invested in such funds in such proportions as the Participant shall elect. The funds may be the same as the Investment Funds designated under the S-CAP, or may exclude some or all of such Investment Funds or include other funds as the Administrator may determine. The portion of each Participant’s Account that is deemed to be invested in each fund shall be a whole percentage, and elections may be changed at such intervals and in such manner as the Administrator may determine. The Administrator shall have the authority to select and discontinue funds at any time, to establish a rate at which interest shall be credited on Accounts with respect to which no fund election is in effect, and otherwise to establish rules and procedures with respect to the calculation and crediting of earnings, including changing the intervals at which fund elections may be made or at which earnings are posted, and establishing a minimum or maximum percentage that may be deemed invested in any fund.

                       (c) Anything else contained herein to the contrary, in no event shall any Participant be allowed to elect a rate of return on his Account retroactively, and in all cases earnings shall be computed in such a manner that they shall not be considered additional deferred compensation for purposes of FICA withholding under §3121(v) of the Code.

                       2.5 Vesting. The balance in a Participant’s Deferral Account shall be fully vested and nonforfeitable at all times. The balance in a Participant’s Matching Account or Employer Account (or any subaccount thereof) shall be vested at the same times and to the same extent as the Participant’s analogous account in the S-CAP; except as otherwise provided in a Deferral Agreement with respect to amounts credited pursuant to Section 2.3(b). To the extent a Participant’s Account is not vested at the time of his termination of employment for any reason, the non-vested portion shall be forfeited, and neither the Company nor any Employer shall have any further obligation to him whatsoever with respect to the forfeited portion.

                       2.6 Time and Form of Payment. The vested balance in a Participant’s Account shall be paid to the Participant in accordance with the terms of his Deferral Agreement.

                       2.7 Death Benefits.

                       (a) If a Participant dies while still employed, his Account shall be fully vested and shall be paid to his Beneficiary in a single lump sum. If a Participant dies after his employment has been terminated but before his Account has been paid in full, the remaining balance in his Account shall be paid to his Beneficiary in a single lump sum.

                       (b) A Participant’s Beneficiary shall be the person or persons designated by the Participant in his Deferral Agreement. A Participant may change his Beneficiary from time to time without the consent of the Beneficiary. Subject to rules, procedures, and limitations established by the Administrator, a Beneficiary may be a entity (including a trust or nonprofit organization), and the Participant may designate multiple or contingent Beneficiaries and specify the manner in which his Account will be divided among them. All designations of Beneficiaries, and revocations or changes in designations, shall be made in accordance with rules, procedures and limitations prescribed by the Administrator. No designation of a Beneficiary, and no revocation or change in a designation, shall be effective until actually received by the Administrator in writing, and the Administrator’s determination of a Participant’s Beneficiary, if made in good faith, shall be final and conclusive on all parties.

                       (c) The determination of the Participant’s Beneficiary shall be made at the time of his death or, if the Participant has elected payment in installments, on each date on which an installment is to be paid. If there is no designated Beneficiary living at the time of the Participant’s death, his Beneficiary shall be the person designated as his beneficiary under the S-CAP, or any similar retirement plan which permits the Participant to designate a beneficiary, as determined by the Administrator in its sole discretion (regardless of whether such designation is invalid solely by reason of §401(a)(11) of the Code or §205 of ERISA by reason of the failure of the Participant’s spouse to consent) or, if no beneficiary is designated under the S-CAP or any such other plan, his estate. If the Participant has designated more than one Beneficiary and not specified the manner in which his Account shall be divided, it shall be divided among all living Beneficiaries at the time of his death, per stirpes.

ARTICLE III
PAYMENT OF BENEFITS

                       3.1 Source of Payment. All payment of benefits under the Plan shall be made directly from the general funds of the Participant’s Employer. Each Employer shall establish separate bookkeeping accounts to reflect its liability under the Plan and may, but shall not be obligated to, invest in insurance or annuity contracts or other assets to assure a source of funds for the payment of benefits, but any such bookkeeping account, insurance or annuity contracts, or other investment shall constitute assets solely of such Employer, and Participants shall have no right, title or interest therein prior to payment of their benefits hereunder. The right of any Participant or other person to receive benefit payments under the provisions of this Plan shall be no greater than the right of any unsecured general creditor of the Participant’s Employer. This Plan shall not create nor be construed to create a trust or fiduciary relationship in favor of any person whatsoever.

                       3.2 Establishment of Trust. The Company may, but shall in no event be required to, establish one or more trusts and contribute, or cause Employers to contribute, amounts to such trusts to be used for the payment of benefits under this Plan. Any such trust shall be of the type commonly referred to as a “rabbi trust”, and the Company or Employer shall be treated as the owner of the assets of such trust for tax purposes in accordance with §671-§678 of the Code. The assets of any such trust shall remain subject to the claims of creditors of the Company or the Employer contributing such assets, and no Participant or any other person shall have any beneficial interest in or other claim to the assets of any such trust beyond that of a general creditor as provided in Section 3.1. Any payments made to or on behalf of a Participant or Beneficiary from any such trust shall fully discharge the liability of the Company or Employer to such Participant or Beneficiary under the Plan to the extent of the amount so paid. The Administrator shall have the right to select, remove, and replace the trustee thereof at any time in its sole discretion, and shall enter into one or more agreements governing such trust containing such terms as it determines, and may modify, amend or revoke any such agreements, all in its sole discretion.

                       3.3 Withdrawals for Financial Emergency. A Participant may withdraw part or all of the vested portion of his Account if the amount withdrawn is reasonably necessary to satisfy an unforeseeable financial emergency. Any such withdrawals shall be subject to such rules, procedures and limitations as the Administrator may, in its sole discretion, determine. For purposes of this Section 3.3, an unforeseeable financial emergency means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or one of his dependents (as defined in §152(a) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A financial hardship that is foreseeable or within the Participant’s control, such as the need or desire to purchase a residence or to send a child to college, shall not be considered an unforeseeable financial emergency. The determination of whether a Participant’s need for funds constitutes an unforeseeable financial emergency shall be made in accordance with the requirements of §457 of the Code. The amount withdrawn may not exceed the amount necessary to satisfy the financial hardship (taking into account any tax payable on the withdrawal), determined after taking into account other sources of funds available to the Participant, including but not limited to reimbursement or compensation by insurance or otherwise, and the liquidation of other assets to the extent that such liquidation would not itself cause severe financial hardship.

                       3.4 Withholding and Payroll Taxes. The Administrator shall withhold, or shall direct the person making any payment to withhold, from payments made hereunder any taxes required to be withheld from a Participant’s wages for the federal or any state or local government. To the extent that benefits hereunder are subject to tax under the Federal Insurance Contributions Act or any other law prior to the time that they become payable, the Administrator may withhold, or direct the Participant’s Employer to withhold, the amount of such taxes from any other compensation or other amounts payable to the Participant. The Administrator’s determination of the amount to be so withheld shall be final and binding on all parties.

                       3.5 Payment on Behalf of Disabled or Incompetent Persons. If a Plan benefit is payable to a minor or a person declared incompetent or to a person whom the Administrator, in its sole discretion, determines to be incapable of handling the disposition of property, the Administrator may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor or incompetent person, or to any other person, including any family member, whom the Administrator determines in its sole discretion to be best suited to receive and apply the payment for the benefit of such person. The Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Company and the Participant’s Employer from all liability with respect to such benefit.

                       3.6 Missing Participants or Beneficiaries. If the Administrator is unable to locate any Participant, Beneficiary or other person entitled to benefits under this Plan, the Administrator may, in its sole discretion, either cause all or a portion of such payment to be forfeited and to reduce its obligations under this Plan, or may pay all or a portion of such benefit to members of the missing person’s family or such other person as it may determine in its sole discretion to be fair and equitable. Any payment made pursuant to this Section 3.6 shall fully discharge the obligation of the Company and all Employers under this Plan with respect to the amount so paid.

ARTICLE IV
ADMINISTRATION

                       4.1 Plan Administrator. This Plan shall be administered by the Company, which shall be the “administrator” for purposes of §3(16)(A) of the Employee Retirement Income Security Act of 1974. The Company may designate one or more persons who may be officers or Employees of any Employer, to exercise any of its authority or carry out any of its duties under the Plan, but such person shall not be considered the “administrator” unless specifically so designated in a resolution of the Board. In the absence of any other designation, the Executive Vice President-Human Resources and Corporate Services of Continental Casualty Company, or persons acting under her supervision, shall be so designated. In addition, the Company has established an Operations Committee to oversee the operation of various retirement plans, and the Operations Committee shall have the authority on behalf of the Administrator to adopt rules, regulations and procedures, to hear all appeals from denied claims under Section 4.4, and to consider all other issues related to the administration of the Plan referred to it by the Executive Vice President-Human Resources and Corporate Services and his delegates.

                       4.2 Administrator’s Powers. The Administrator shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers, rights and duties:

          (a) Interpretation of Plan. The Administrator shall have the power, right and duty to construe and interpret the Plan provisions and to determine all questions arising under the Plan including questions of Plan participation, eligibility for Plan benefits and the rights of Employees, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of any benefits hereunder.

          (b) Plan Procedures. The Administrator shall have the power, right and duty to adopt procedures, rules, regulations and forms to be followed by Employees, Participants, Beneficiaries and other persons or to be otherwise utilized in the efficient administration of the Plan and as are consistent with the Plan.

          (c) Benefit Determinations. The Administrator shall have the power, right and duty to make determinations as to the rights of Employees, Participants, Beneficiaries and other persons to benefits under the Plan and to afford any Participant or Beneficiary dissatisfied with such determination with rights pursuant to a claims procedure adopted by the Administrator in accordance with Section 4.4.

          (d) Enforcement of the Plan. The Administrator shall have the power, right and duty to enforce the Plan in accordance with the terms of the Plan and to enforce its procedures, rules or regulations.

          (e) Maintenance of Plan Records. The Administrator shall be responsible for preparing and maintaining records necessary to determine the rights and benefits of Employees, Participants and Beneficiaries or other persons under the Plan.

          (f) Allocation of Duties. The Administrator shall be empowered to allocate fiduciary responsibilities and the right to employ agents (who may also be Employees of the Company) and to delegate to them any of the administrative duties imposed upon the Administrator.

          (g) Correction of Errors. To correct any errors made in the computation of benefits under the Plan, and, if a trust has been established, to recover any contributions made to such trust by mistake of fact or law.

                       4.3 Binding Effect of Rulings. Any ruling, regulation, procedure or decision of the Administrator, including any interpretation of the Plan, which is made in good faith shall be conclusive and binding upon all persons affected by it. There shall be no appeal from any ruling by Administrator, except as provided in Section 4.4 below. When making a determination or a calculation, the Administrator shall be entitled to rely on information supplied by investment managers, insurance institutions, accountants and other professionals including legal counsel for the Administrator. Any rule or procedure established by the Administrator may alter any provision of this Plan that is ministerial or procedural in nature without the necessity for a formal amendment of the Plan.

                       4.4 Claims Procedure.

                       (a) Any Participant or Beneficiary, or any other person asserting the right to receive a benefit under this Plan by virtue of his relationship to a Participant or Beneficiary (the “Claimant”), who believes that he has the right to a benefit that has not been paid, must file a written claim for such benefit in accordance with the procedures established by the Administrator. All such claims shall be filed not more than one year after the Claimant knows, or with the exercise of reasonable diligence would have known, of the basis for such claim. The preceding sentence shall not be construed to require a Participant or Beneficiary to file a formal claim for the payment of undisputed benefits in the normal course, but any claim that relates to the amount of any benefit shall in any event be filed not more than one year after payment of such benefit commences. The Administrator may retain third party administrators and recordkeepers for the purpose of processing routine matters relating to the payment of benefits, but correspondence between a Participant, Beneficiary or other person and such third parties shall not be considered claims for purposes of this Section, and a person shall not be considered a Claimant until he has filed a written claim for benefits with the Administrator.

                       (b) All claims for benefits shall be processed by the Administrator, and the Administrator shall furnish the Claimant within 90 days after receipt of such claim a written notice that specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 4.4, and the Claimant’s right to bring an action under §502 of ERISA, subject to the restrictions of paragraph (e) if the request for review is unsuccessful. The 90 day period may be extended by up to an additional 90 days if the Administrator so notifies the Claimant prior to the end of the initial 90 day period, which notice shall include an explanation of the reason for the extension and an estimate of when the processing of the claim will be complete. If the Administrator determines that additional information is necessary to process the claim, the Claimant shall be given a period not less than 45 days to furnish the information, and the time for responding to the claim shall be tolled during the period of time beginning on the date on which the Claimant is notified of the need for the additional information and the day on which the information is furnished (or if earlier the end of the period for furnishing the information).

                       (c) If the claim is denied in whole or in part, or if the decision on the claim is otherwise adverse, the Claimant may, within 60 days after receipt of such notice, request a review of the decision in writing. If the claimant requests a review, the Operations Committee (or such other fiduciary as the Administrator may appoint for such purpose) shall review such decision. The Operations Committee’s decision on review shall be in writing and furnished not more than five days after the meeting at which the review is completed, and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, shall include specific references to the pertinent provisions of the Plan on which the decision is based, and shall advise the Claimant of his right to bring an action under §502 of ERISA, subject to the limitations of paragraph (e).

                       (d) The Operations Committee shall complete its review of the claim not later than its first meeting that is held at least 30 days after the request for review is received. If special circumstances require, such as the need to hold a hearing, require, the decision may be made by the Operations Committee not later than its third meeting held after the request for review is received, in which event the Claimant shall be notified of the reason for the delay not later than five days after the meeting at which the review would otherwise have been completed, which notice shall explain the reason for the delay and include an estimate of the time at which the review will be complete. Notwithstanding the foregoing, if at any time the Operations Committee (or any other fiduciary designated to review appeals) is not scheduled to meet at least quarterly, the decision on review shall be delivered to the Claimant not more than 60 days after the request for review is received, which may be extended to not more than 120 days if special circumstances require and the notice of extension described above is furnished by the end of the initial 60 day period.

                       (e) As additional consideration for receipt of benefits hereunder, each Participant agrees and covenants, on behalf of himself, his Beneficiaries, and all persons claiming through him, not to initiate any action before any court, under §502 of ERISA or otherwise, or before any administrative agency or quasi-judicial tribunal, for any benefit under the Plan, without having first filed a claim for such benefit and requested review of any adverse decision on such claim in accordance with this Section and the procedures established by the Administrator pursuant to this Section, and in any event not more than 180 days after receipt of the decision on review of the adverse claim decision.

                       (f) The provisions of this Section are intended to comply with ERISA §503 and the Department of Labor regulations issued pursuant thereto, and shall be so construed and applied. Consistent with such regulations, each Claimant shall have the right to have an authorized representative act on his behalf, to submit arguments and information in support of his claim, and to receive, upon written request and without charge, copies of all documents, records, or other information that either (i) were relied upon in determining his benefit under the Plan, (ii) were submitted, considered, or generated in the course of making the benefit determination, even if not relied upon, or (iii) demonstrate compliance with the administrative processes and safeguards of the claim and review procedure.

                       4.5 Indemnity. To the extent permitted by applicable law and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former officers, Employees or directors of the Company, and each of them shall be indemnified and saved harmless by the Company from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan, including all expenses reasonably incurred in their defense in the event that the Company fails to provide such defense after having been requested in writing to do so.

ARTICLE V
AMENDMENT AND TERMINATION OF PLAN

                       5.1 Amendment. The Company may amend the Plan at any time by action of the Board, or any person to whom the Board may delegate such authority, except that no amendment shall decrease the vested Account balance of any Participant as of the effective date of the amendment. The Board has delegated the authority to amend the Plan, with certain exceptions, to the Executive Vice President-Human Resources and Corporate Services of Continental Casualty Company, and any amendment executed by such officer shall be binding on all parties. In addition, the Administrator is authorized pursuant to Section 4.3 to adopt rules and procedures that have the effect of amendment technical, administrative or ministerial provisions of the Plan. By their execution of this amendment and restatement of the Plan, each Employer ratifies and accepts all prior amendments to the Plan, and agrees that in the future the Plan may be amended by action of the Company without consent of the other Employers.

                       5.2 Termination. The Company may at any time terminate the Plan by action of the Board. Upon termination, no further allocations shall be made to Accounts, but Accounts shall continue to be credited with earnings and shall be paid in accordance with the provisions of the Plan; provided, however, that upon termination, the Company may, but shall not be obligated to, provided that the Account balances of some or all Participants shall be fully vested and paid to such Participants in a lump sum, which shall fully discharge all obligations owed to such Participants under the Plan. Any Employer may at any time withdraw from the Plan by written notice to the Administrator, in which event the Plan shall be considered terminated with respect to the Participants employed by such Employer (or who were so employed at the time of their termination of employment), and the provisions of this Section 5.2 shall apply to such Participants only.

ARTICLE VI
MISCELLANEOUS

                       6.1 Status of Plan. This Plan is intended to be an unfunded plan maintained primarily to provide retirement benefits for a select group of management Employees or highly compensated Employees within the meaning of §201(1), §301(a)(3), and §401(a)(1) of ERISA and Department of Labor Regulations 29 C.F.R. §2520.104-23, and shall be so construed.

                       6.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to garnishment, seizure or sequestration for the payment of any debts owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Notwithstanding the foregoing, the Company shall have the right to offset any amount owed to it or the Participant’s Employer against the amount payable to a Participant or his Beneficiary, or to defer payment until any dispute with respect to any amount owed has been resolved.

                       6.3 No Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company or any Employer and the Participant, and neither the Participant nor the Participant’s Beneficiary shall have any rights against the Company or any Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or any Employer or to interfere with the right of the Company and each Employer to discipline or discharge him at any time.

                       6.4 Participant Litigation. In any action or proceeding regarding the Plan, Participants, Employees or former Employees of the Company or an Employer, their Beneficiaries or any other persons having or claiming to have an interest in this Plan shall not be necessary parties and shall not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against the Company, an Employer, the Administrator, the trustee of any trust established hereunder, or any person acting on the behalf or under the direction of any of the foregoing persons, by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to any such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan shall constitute a release of the Company, each Employer, the Administrator and such trustee and their respective agents from any and all liability and obligation not involving willful misconduct or gross neglect.

                       6.5 Participant and Beneficiary Duties. Persons entitled to benefits under the Plan shall file with the Administrator from time to time such person’s post office address and each change of post office address. Each such person entitled to benefits under the Plan also shall furnish the Administrator with all appropriate documents, evidence, data or information which the committee considers necessary or desirable in administering the Plan.

                       6.6 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Illinois to the extent not pre-empted by the laws of the United States.

                       6.7 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

                       6.8 Notices. Any notice or filing required or permitted to be given to the Administrator or the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Company at its principal executive offices, or to Company’s statutory agent. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice required or permitted to be given to a Participant shall be sufficient if in writing and hand delivered or sent by first class mail to the Participant at the last address listed on the records of the Company or such Participant’s Employer.

                       6.9 Successors. The provisions of this Plan shall bind and inure to the benefit of each Employer and its respective successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of an Employer, and successors of any such corporation or other business entity.

                       IN WITNESS WHEREOF, the Company, and each Employer that was participating in the Plan on the effective date of this Amendment, have caused this amendment and restatement of the Plan to be executed on July 1, 2003.

CNA FINANCIAL CORPORATION	CONTINENTAL CASUALTY COMPANY

By: /s/ Thomas Pontarelli	By: /s/ Thomas Pontarelli

Thomas Pontarelli, Executive Vice President -	Thomas Pontarelli, Executive Vice President -
Human Resources and Corporate Services	Human Resources and Corporate Services
of Continental Casualty Company